MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067
February 17, 2011
Dear MedQuist Inc. Shareholder:
     MedQuist Holdings Inc. (“MEDH”) is currently offering to exchange your shares of MedQuist Inc. common stock (NASDAQ: MEDQ) for shares of MedQuist Holdings Inc. common stock (NASDAQ: MEDH). The exchange ratio is one share of MEDH common stock for each share of MedQuist Inc. common stock properly tendered into the exchange. You should have recently received documentation in the mail regarding this exchange offer.
     On February 11, 2011, MEDH completed its previously announced acquisition of 12.7% of the outstanding shares of MedQuist Inc. (the “Private Exchange”). MEDH now owns 82.2% of MedQuist Inc.’s outstanding common stock. The objective of this exchange offer is to extend to the MedQuist Inc. shareholders who were not parties to the Private Exchange the opportunity to exchange their MedQuist Inc. common stock for MEDH shares at the same exchange ratio applicable to the Private Exchange.
     MEDH’s U.S. initial public offering (“IPO”) has also been completed. The primary objectives of the IPO were successfully achieved and include the listing of MEDH on NASDAQ; improved liquidity in MEDH common stock; a diverse institutional investor base; and the re-domiciling of MEDH in Delaware. MEDH intends to hold quarterly earnings calls and to issue periodic financial guidance, and anticipates having research coverage from Lazard Capital Markets, Macquarie Capital and RBC Capital Markets, which were underwriters of the IPO.
     Your attention to this exchange offer is important as there is no assurance that MEDH will engage in a future transaction to acquire any remaining un-exchanged shares of MedQuist Inc. common stock after the exchange offer has expired.
WE URGE YOU TO ACCEPT THIS EXCHANGE OFFER
AS SOON AS POSSIBLE.
     The exchange offer is scheduled to expire at 5:00 P.M., New York City time, on Friday, March 4, 2011 unless extended. If you have already tendered your MedQuist Inc. shares into the exchange offer we thank you for your support.
     If you have any questions regarding the exchange of your shares, please call our Information Agent, MacKenzie Partners, Inc., at (800) 322-2885.

Sincerely,
MedQuist Holdings Inc.

Important Additional Information
The exchange offer is only being made pursuant to the Registration Statement on Form S-4 (including the prospectus, the letter of transmittal and related offer documents) and tender offer statement on Schedule TO filed by MedQuist Holdings Inc. with the Securities and Exchange Commission (the “SEC”). The Registration Statement was declared effective on February 2, 2011. Holders of MedQuist Inc. shares are strongly advised to read the Registration Statement on Form S-4 and the tender offer statement on Schedule TO because they contain important information about the Exchange Offer. Free copies of such documents can be obtained at the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to MedQuist Holdings Inc.’s information agent, MacKenzie Partners, Inc., at (800) 322-2885.
FORWARD-LOOKING STATEMENTS
Information provided and statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date hereof and MedQuist Holdings Inc. assumes no obligation to update such information. Statements made herein that are forward-looking in nature may involve risks and uncertainties. These statements include, without limitation, statements regarding the effects or benefits of the proposed transaction and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “continue” or similar expressions. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings Inc. (including filings by MedQuist Holdings Inc. with the SEC). Although MedQuist Holdings Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings Inc. also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein.